EXHIBIT 5.1
Guth | Christopher LLP
10866 Wilshire Boulevard, Suite 1250
Los Angeles, California 90024-4357
December 15, 2005
Electro Rent Corporation
6060 Sepulveda Boulevard
Van Nuys, CA 91411-2501
     Re: 2005 Equity Incentive Plan and Registration Statement on Form S-8
Ladies and Gentlemen:
     We have acted as counsel to Electro Rent Corporation, a California corporation (the “Company”), in connection with its Registration Statement on Form S-8 (the “Registration Statement”) filed with the Securities and Exchange Commission with respect to the registration of 1,000,000 shares (“Shares”) of the Company’s common stock, no par value, issuable pursuant to the 2005 Equity Incentive Plan.
     As such counsel, we have examined such records, documents, certificates and other instruments as in our judgment are necessary or appropriate in order to enable us to render this opinion. Based on the foregoing and our examination of such questions of law as we deem necessary, we are of the opinion that the Shares, when sold and issued in accordance with (i) the 2005 Equity Incentive Plan and (ii) the Registration Statement, will be validly issued, fully paid and non-assessable.
     We consent to the use of this opinion as an exhibit to the Registration Statement. Except as set forth in this paragraph, this opinion is furnished solely for your benefit and may not be relied upon by, nor copies delivered to, any other person or entity without our prior written consent.
Sincerely,
/s/ Guth | Christopher LLP
Guth | Christopher LLP